SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

                       FORM 8-K

                     CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 29, 2000


  SALIENT 3 COMMUNICATIONS, INC.
 (Exact name of registrant as specified in its charter)



  Delaware                            0-12588         23-2280922
 (State or other jurisdiction of     (Commission     (I.R.S. Employer
  incorporation )                     File Number)    Identification No.)



   P. O. BOX 1498, READING, PENNSYLVANIA   19603
 (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (610) 856-5500

Item 5.  OTHER EVENTS.

On January 4, 2001 Salient 3 Communications, Inc. (Nasdaq/NMS:STCIA) announced that it has completed the sale of its XEL Communications, Inc. ("XEL") subsidiary to a corporation controlled by XEL's president, James S. Kennedy. The purchase price for the sale was $4.9 million plus an earn-out based on future performance.

Under the terms of the agreement, Salient 3 received a promissory note for the full amount of the purchase price. The note bears interest at 8% and has a term of 24 months and is secured by stock of XEL. No principal is required to be paid until a balloon payment is due at the end of the 24 months. In the event that XEL is re-sold to another party within the first 24 months after this sale, Salient 3 would receive repayment of its note and 70% of all proceeds in excess of $5 million. If XEL is sold by the buyer after 24 months, but within 36 months of this sale, Salient would receive
50% of all proceeds over $5 million. After giving effect to the tax loss in excess of the amount previously estimated, the Company estimates that its unaudited Net Asset Value in Liquidation has dropped by approximately $0.42 to $2.93 from the reported
September 30 amount of $3.35. The Company cautioned that there can be no assurance that the promissory note taken in the transaction will be re-paid within the required time frame. If the note is not repaid, the Net Asset Value in Liquidation could decline further from the estimated $2.93.

The Company announced that it is continuing to negotiate the sale of the building occupied by XEL in Aurora, Colorado and now expects that an agreement on the sale can be reached within 90 days.

Finally, the Company also indicated that there have been no material developments with respect to the previously announced complaint filed in Delaware Chancery Court on August 29, 2000 by a group of former employees and current Class A shareholders, challenging the compensation packages granted by the Company to its senior management in connection with the dissolution of the Company. The Company has received no response to its motion to dismiss.

In accordance with recently implemented Regulation FD, Salient 3 will not respond to individual investor inquiries regarding the timing, process or ultimate outcome of its liquidation process. The Company will, however, issue announcements whenever material events occur in its liquidation process that could have a potential impact on its net assets in liquidation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         SALIENT 3 COMMUNICATIONS, INC.

Date:    January 5, 2001
      /s/Paul H. Snyder
         Paul H. Snyder
         Senior Vice President and
         Chief Financial Officer